Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE		July 29, 2008
BUTLER NATIONAL CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR END FINANCIAL RESULTS AND CONFERENCE CALL Revenue Increases 20%; Net Income Increases 110%

[OLATHE, KANSAS] July 29, 2008 - Butler National Corporation (OTC Bulletin Board: BUKS) a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the fourth quarter fiscal 2008 and year ended April 30, 2008. In conjunction with the release, the Company has scheduled a conference call Monday, August 4, 2008 at 9:00 AM Central Daylight Time.

What: Butler National Corporation Fourth Quarter and Fiscal Year End Results Conference Call

When: Monday, August 4, 2008 - 9:00AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corporation, will be leading the call and discussing results of the fourth quarter and year end financial results, the status of existing and new business, and an outlook on fiscal 2009. Mr. Stewart will also discuss Butler National's July 31st presentation to the Kansas Lottery Review Board.

Historical selected financial data related to all operations:
	Year Ended April 30		Quarter Ended April 30
	(In thousands except per share data)		(In thousands except per share data)
	2008	2007	2006	2008	2007	2006
Net Sales	$ 17,647	$ 14,681	$ 15,307	$ 4,446	$ 3,906	$ 3,072
Operating Income	2,203	1,251	937	1,015	627	187
Net Income	1,274	606	366	662	415	15
Total Assets	27,104	20,445	18,138	27,104	20,445	18,138
Long-term Obligations	6,416	2,521	1,844	6,416	2,521	1,844
Stockholders' Equity	12,190	10,648	9,829	12,190	10,648	9,829
Weighted Average Shares -Diluted	53,928	53,180	52,694	53,928	53,180	52,694
New Product Research and Development Cost	4,266	1,946	1,558	520	439	416
nr = not reported

Management Comments:

"Fiscal 2008 beat a strong fiscal 2007 and became our second best year ever for net income, $1,274,000, with sales of $17,647,000. Sales for fiscal 2008 increased $2,966,000 (20%) from fiscal 2007. Net income for fiscal 2008 increased $668,000, (110%) from fiscal 2007. We consider 2008 another successful year for Butler National. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products.

During Fiscal 2008, we invested approximately $4,266,000 toward new business development. Approximately $2,450,000 is invested in gaming development activities in Kansas and $1,817,000 in the development and acquisition of new products. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits. We believe our investment in Kansas property will position Butler for a gaming management agreement that may be awarded to us by the State of Kansas in this calendar year.

Avionics:

Fiscal 2008 Avionics sales were $5,025,000, an increase of $1,486,000 (42.0%) from fiscal 2007. This increase is directly related to sales of defense products. Fiscal 2008 Avionics operating profit was $843,000, an increase of $556,000 (193.6%) from fiscal 2007. This increase in operating profit is related to streamlined assembly processes and a stable and experienced production staff. Management expects long-term increased sales for the fuel system protection devices when certified like the TSD, GFI, and other classic aviation and defense products.

Aircraft Modifications:

Fiscal 2008 sales for Aircraft Modifications were $8,647,000, an increase of $1,950,000 (29.1%) from fiscal 2007. Fiscal 2008 operating profit for Aircraft Modifications was $815,000, an improvement of $1,042,000 from fiscal 2007. Sales and profits were driven by a strong demand for camera installations and performance enhancing modifications.

We believe we will sell and install approximately 25 to 35 Lear 20 & 30 series RVSM kits during the next two years. In addition to the RVSM sales, we expect to experience some increase in our base modification sales. A shift to business aircraft ownership from commercial airline travel may positively impact our aircraft modification revenues.

Professional Services:

Revenue from Services decreased from $2,403,000 in fiscal 2007 to $1,558,000 in fiscal 2008, a decrease of 35.2%. During fiscal 2008, we maintained a relatively level volume of long-term contracts with municipalities. Revenues decreased due to the delay in the contract for the rehabilitation of city lift stations. The economic reality of lower tax revenue to the municipalities curtailed spending budgets for new equipment and upgrades. At some time, we anticipate the revenues from additional lift station rehabilitations to resume and generate additional revenue over the next four years. Revenue fluctuates due to the introduction of new products and services and the related installations of these types of products. Our contracts with our two largest customers have been renewed through fiscal 2009. An operating profit of $138,000 in Monitoring Services was recorded in fiscal 2008, compared to a fiscal 2007 profit of $186,000 a decrease of 25.6%. We believe the service business has had revenue stability over the past few years and we expect this to continue.

Revenues from management services related to gaming decreased 9.7% for fiscal 2008 compared with fiscal 2007. The decrease is related to the forced closing during the flood in July 2007 and extreme inclement weather during the winter months in Northeast Oklahoma.

Backlog:

As of July 3, 2008, our backlog is $7.8 million. This backlog reflects our product development efforts and the related potential results. Our challenges are to ship and add to the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

We are moving confidently into 2009 and believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker/Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
Craig D. Stewart, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Jim Drewitz, Public Relations jim@jdcreativeoptions.com		Ph (214) 498-7775 Fax (913) 780-5088 Ph (830) 669-2466

THE WORLDWIDE WEB: Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.